Exhibit 99.1
                                                                    ------------

Press Release

                  CAPITAL ALLIANCE INCOME TRUST LTD. ANNOUNCES
                           EARNINGS FOR FIRST QUARTER


SAN FRANCISCO - (BUSINESS WIRE) - May 23, 2005 - Capital Alliance Income Trust Ltd. ("CAIT") (AMEX: CAA-news) a residential mortgage REIT, operating both mortgage investment and mortgage banking businesses, announced net income of $17,355 (($0.17) basic and ($0.17) diluted per common share) for the three months ending March 31, 2005, as compared to net income of $277,768 ($0.46 basic and $0.39 diluted per common share) for the same period in 2004. Revenues were reported as $510,627 for the three months ending March 31, 2005, as compared to $711,620 for the same period in 2004. Preferred dividend at $93,077 and $76,788 were paid for the three months ended March 31, 2005 and 2004 respectively.

Richard Wrensen, CAIT's Executive Vice President and Chief Financial Officer commented that CAIT's Form 10-QSB and its financial statements included therein, was filed on May 23, 2005 and The Board of Directors is scheduled to address the second quarter's common share dividend and the May Preferred share dividend at their meeting later this week.

CAIT is a specialty residential lender, which invests in conforming and high-yielding, non-conforming residential mortgage loans on one-to-four-unit-residential properties located primarily in California and other western states. Only residential loans with a combined loan-to-value of 75% or less are retained in CAIT's portfolio of mortgage investments.

This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. CAIT's actual results and liquidity may differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of CAIT's investments and unforeseen factors. As discussed in CAIT's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

Contact:    Capital Alliance Income Trust Ltd., San Francisco
            Richard J. Wrensen, Executive Vice President and CFO, 415/288-9575 rwrensen@calliance.com www.calliance.com